UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 18, 2011
(Date of earliest event reported)

CONSOLIDATED WATER CO. LTD.
(Exact Name of Registrant as Specified in Charter)

Cayman Islands, B.W.I.	0-25248	98-0619652
(State or Other Jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
Incorporation)

Regatta Office Park
Windward Three, 4th Floor
West Bay Road, P.O. Box 1114
Grand Cayman, KY1-1102
Cayman Islands
(Address of Principal Executive Offices)

(345) 945-4277
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.            Other Events.

Since July 11, 1990, Consolidated Water Co. Ltd. (the “Company”) has had the exclusive right to provide potable water to retail customers within a specified service area under a license issued by the Cayman Islands government.  The present service area is comprised of an area on Grand Cayman Island that includes the Seven Mile Beach resort area and the district of West Bay, two of the three most populated areas in the Cayman Islands.  For the year ended December 31, 2009, the Company generated approximately 40% of its consolidated revenues and 58% of its consolidated gross profits from the retail water operations conducted within the area covered by license.

On July 20, 2010, the Company entered into a three-month extension of the license to October 10, 2010 so that the Company could complete negotiating the terms of a new license with the Cayman Islands government.  No other terms of the license were modified.

Since October 8, 2010, the Company and the Cayman Islands government have extended the license two times in order to provide the parties with sufficient time to negotiate the terms of a new license agreement.

Although the most recent extension of the term of the license expired on January 4, 2011, the Company and the Cayman Islands government continue to negotiate the terms of a new long-term license agreement, and the Company is continuing to supply water to its service area specified in the license.  The Company expects to enter into another license extension agreement with the Cayman Islands government.

During the course of the negotiations, representatives of the Cayman Islands government have indicated their intention to structure the terms of the new license to employ a “rate of return on invested capital water rate model.”  Depending upon the terms included in such new license, the Company’s water rates to customers could be reduced, thereby resulting in a corresponding reduction in the Company’s operating income as compared to operating income that the Company has historically generated under the license.

After negotiations are completed, the Company expects to enter into a long-term license agreement with the Cayman Islands government.  Even if a new long-term license agreement is not entered into with the government, the Company would have a right of first refusal to renew the license on terms that are no less favorable than those that the government might offer in the future to a third party.

If the Company does not enter into a new license agreement, and no other party is awarded a license, the Company expects to be permitted to continue to supply water to its service area.  However, the terms of such continued supply may not be as favorable to the Company as the terms in the July 11, 1990 license agreement.  It is possible that the government could offer a third party a license to service some or all of the Company’s present service area.  In such event, the Company may assume the license offered to the third party by exercising the Company’s right of first refusal.  The terms of the new license agreement may not be as favorable to the Company as the terms under which the Company is presently operating.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.

By:	/s/ Frederick W. McTaggart
Name:	Frederick W. McTaggart
Title:	President & CEO

Date: January 18, 2011